Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2022 RESULTS

New York, NY – May 4, 2022– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the first quarter of 2022.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Fleet Optimization Program:

•	Purchased the Seaways Eagle, a 2011-built LR1, for effectively $3 million and the sale of a 2010-built MR. The Seaways Eagle was delivered into our niche joint venture, Panamax International (“PI”), which historically outperforms the market. The LR1 vessel was swapped with the MR into a senior debt facility with no further mandatory repayment.

•	Paid final installment on our contribution toward three newbuild, dual-fuel, LNG-powered VLCCs that are due for delivery in the first quarter of 2023. The remaining contract payments are to be funded by affiliates of the Bank of Communications Limited (“BoComm”) under our financing agreement. The vessels will be employed on long term time charter contracts with Shell after delivery.

•	In April 2022, the Company agreed to sell all four of its remaining Handysize vessels, built in 2006, which are expected to generate net proceeds, after debt repayment, of approximately $24 million in aggregate. One of the four vessels has already been delivered to the buyers in April 2022 with the remaining three expected to be delivered during the second quarter. The Company also agreed to sell a 2008-built MR, resulting in net proceeds of approximately $10 million and savings on upcoming third special survey and ballast water treatment costs estimated at approximately $3 million.

•	Recycled two Panamax vessels with an average age of 19 years during April 2022 to capitalize on historically high recycle values. Net proceeds from the unencumbered vessels were about $16 million. All recycling was conducted in accordance with the Hong Kong Convention.

•	Returns to Shareholders:

•	Paid a regular quarterly cash dividend of $0.06 per share in March 2022 for the ninth consecutive quarter

•	A cumulative $97.4 million has been returned to shareholders since the start of 2020 through approximately $19.2 million in regular, quarterly cash dividends, a special dividend of $31.5 million in connection with the Diamond S merger and approximately $46.7 million in shares repurchased and subsequently retired.

•	Balance Sheet Enhancements:

•	Refinanced one MR through sale and leaseback arrangements with Japanese leasing companies for net proceeds of approximately $6 million.

•	In the second quarter, the Company agreed to refinance one additional MR on a sale and leaseback arrangement with a Japanese leasing company and expected net proceeds of approximately $5 million.

•	Adjusted EBITDA(A) for first quarter was approximately $26.0 million.

•	Cash(B) was $75.6 million as of March 31, 2022; total liquidity was $165.6 million, including $90.0 million of undrawn revolver capacity.

•	Net loss for the first quarter was $13.0 million, or $0.26 per diluted share, compared to a net loss of $13.4 million, or $0.48 per diluted share, in the first quarter of 2021. Net loss for the quarter reflects the impact of one-time items, including the gain on disposal of vessels, net of impairments and debt modification expenses aggregating $1.4 million. Net loss excluding these items was $14.1 million, or $0.28 per diluted share.

“Following a year of significant growth, we continued to advance strategic objectives in the first quarter, further solidifying our balance sheet and optimizing our fleet by selling older tonnage in a rising price environment,” said Lois K. Zabrocky, International Seaways’ President and CEO. “With both near-term catalysts driving tanker rates higher and longer-term positive market fundamentals fully intact based on historically low inventories, growing oil demand that is anticipated to return to pre-pandemic levels, and expectations of increased oil production in the second half of the year, we remain optimistic that our expanded scale, capabilities, and substantial operating leverage will serve us well as the rate environment improves.”

Ms. Zabrocky added, “We have further strengthened Seaways’ industry position ahead of a market rebound and believe we are ideally positioned with our sizable, diversified fleet of crude and product tankers. Our financial strength has been bolstered by the success of our ongoing fleet optimization program and financing activities that have unlocked value for shareholders.”

Jeff Pribor, the Company’s CFO stated, “We continue to advance initiatives that support a diversified capital structure and financial flexibility for the benefit of shareholders. Returning capital is a top priority, as evidenced by the nearly $100 million we have returned since the start of 2020, including our regular quarterly dividend in the first quarter. Going forward, we expect to pursue additional opportunities to strengthen our financial position and further implement our disciplined and accretive capital allocation strategy.”

FIRST QUARTER 2022 RESULTS

Net loss for the first quarter of 2022 was $13.0 million, or $0.26 per diluted share, compared to a net loss of $13.4 million, or $0.48 per diluted share, for the first quarter of 2021. The results in the first quarter of 2022 reflected a significant increase in revenue days as a result of the merger that were mostly offset by higher operating expenses (vessel expenses, depreciation and amortization, general and administrative expenses) and interest expense, reflecting the debt assumed in the merger that closed in the third quarter of 2021.

Consolidated TCE revenues(C) for the first quarter were $98.0 million, compared to $45.2 million for the first quarter of 2021. This increase in TCE revenue reflects an increase of approximately 3,800 revenue days of the significantly larger post-merger fleet. Shipping revenues for the first quarter were $101.5 million, compared to $46.8 million for the first quarter of 2021.

Adjusted EBITDA(A) for the first quarter was $26.0 million, compared to $10.7 million for the first quarter of 2021.

Crude Tankers

TCE revenues for the Crude Tankers segment were $36.5 million for the first quarter, compared to $35.9 million for the first quarter of 2021. This increase was primarily attributable to an increase of approximately 400 revenue days as a result of changes fleet composition from the merger and our fleet optimization program. Shipping revenues for the Crude Tankers segment were $39.6 million for the first quarter of 2022, compared to $37.5 million for the first quarter of 2021.

Product Carriers

TCE revenues for the Product Carriers segment were $61.5 million for the first quarter, compared to $9.2 million for the first quarter of 2021. This increase is attributable to an increase of over 3,400 revenue days as a result of the merger and higher average rates earned by the LR1 and MR fleets, with average spot rates increasing to approximately $20,300 and $14,000 per day, respectively. Shipping revenues for the Product Carriers segment were $61.9 million for the first quarter, compared to $9.2 million for the first quarter of 2021.

BALANCE SHEET ENHANCEMENTS

The Company executed a number of liquidity enhancing and financial diversification initiatives during the first four months of 2022:

•	In January 2022, we entered into a nine-year lease financing arrangement with Hyuga Kaiun Co., Ltd. for the sale and leaseback of a 2011-built MR that was previously encumbered under the $390 Million Facility Term Loan. The transaction generated net proceeds of $5.7 million after making the mandatory prepayment of the $390 Million Facility Term Loan; and

•	In April 2022, we entered into an eight-year lease financing arrangement with Kaiyo Ltd. for the sale and leaseback of a 2010-built MR that was previously encumbered under the $390 Million Facility Term Loan. The transaction generated net proceeds of $5.4 million after making the mandatory prepayment of the $390 Million Facility Term Loan.

VESSEL SALES & RECYCLING

During the first quarter of 2022, the Company sold a 2010-built MR and purchased a 2011-built LR1 with the same counterparty. The transaction resulted in a net cost to the Company of approximately $3.0 million. The LR1 replaced the MR as collateral in the $525 million debt facility.

During 2022, the Company agreed to sell two Panamaxes, built between 2002 and 2004, delivered to the buyers in April 2022 for recycling compliant with the Hong Kong Convention. Proceeds of approximately $8.1 million on one of these vessels were received prior to the end of the first quarter.

In April 2022, the Company sold a 2006-built Handysize product carrier, which resulted in proceeds, net of debt repayment of $6.1 million. The remaining three 2006-built Handysize product carriers were agreed to be sold in the second quarter for net proceeds of approximately $17.8 million.

The Company also agreed to sell a 2008-built MR in the second quarter, which is expected to generate proceeds, net of debt repayment, of approximately $10.3 million.

CONFERENCE CALL

The Company will host a conference call to discuss its first quarter 2022 results at 8:30 a.m. Eastern Time (“ET”) on Wednesday, May 4, 2022. To access the call, participants should dial (833) 329-1696 for domestic callers and (639) 380-0031 for international callers and entering 8498434. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until May 11, 2022 by dialing (800) 585-8367 for domestic callers and (416) 621-4642 for international callers, and entering Access Code 3876019.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 84 vessels, including 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s, 40 MR tankers and three Handysize tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$83,762	$24,659
Time and bareboat charter revenues	6,175	14,698
Voyage charter revenues	11,545	7,399
Total Shipping Revenues	101,482	46,756

Operating Expenses:
Voyage expenses	3,507	1,587
Vessel expenses	60,317	26,327
Charter hire expenses	7,309	5,741
Depreciation and amortization	27,000	16,754
General and administrative	10,166	8,181
Third-party debt modification fees	187	—
(Gain)/loss on disposal of vessels and other property, net of impairments	(1,376)	11
Total operating expenses	107,110	58,601
Loss from vessel operations	(5,628)	(11,845)
Equity in income of affiliated companies	5,597	5,468
Operating loss	(31)	(6,377)
Other (expense)/income	(226)	292
Loss before interest expense and income taxes	(257)	(6,085)
Interest expense	(12,740)	(7,280)
Loss before income taxes	(12,997)	(13,365)
Income tax provision	(4)	—
Net loss attributable to the Company	$(13,001)	$(13,365)

Weighted Average Number of Common Shares Outstanding:
Basic and diluted	49,571,337	28,023,815

Per Share Amounts:
Basic and diluted net loss per share	$(0.26)	$(0.48)

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2022	2021
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$74,553	$97,883
Voyage receivables	120,465	107,096
Other receivables	7,368	5,651
Inventories	2,335	2,110
Prepaid expenses and other current assets	16,558	11,759
Current portion of derivative asset	2,061	-
Vessels held for sale	23,148	-
Total Current Assets	246,488	224,499

Restricted cash	1,051	1,050
Vessels and other property, less accumulated depreciation	1,773,264	1,802,850
Vessels construction in progress	60,034	49,291
Deferred drydock expenditures, net	60,473	55,753
Operating lease right-of-use assets	23,425	23,168
Investments in and advances to affiliated companies	183,361	180,331
Long-term derivative asset	5,959	1,296
Time charter contracts acquired, net	502	842
Other assets	12,036	7,700
Total Assets	$2,366,593	$2,346,780

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$56,116	$44,964
Current portion of operating lease liabilities	10,767	8,393
Current installments of long-term debt	178,391	178,715
Current portion of derivative liability	-	2,539
Total Current Liabilities	245,274	234,611
Long-term operating lease liabilities	10,814	12,522
Long-term debt	943,032	926,270
Long-term derivative liability	-	757
Other liabilities	2,023	2,288
Total Liabilities	1,201,143	1,176,448

Equity:
Total Equity	1,165,450	1,170,332
Total Liabilities and Equity	$2,366,593	$2,346,780

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(13,001)	$(13,365)
Items included in net loss not affecting cash flows:
Depreciation and amortization	27,000	16,754
Loss on write-down of vessels and other assets	1,697	—
Amortization of debt discount and other deferred financing costs	855	540
Amortization of time charter hire contracts acquired	340	—
Deferred financing costs write-off	133	—
Stock compensation	1,108	1,037
Earnings of affiliated companies	(5,597)	(5,468)
Write-off of registration statement costs	—	694
Other – net	580	425
Items included in net loss related to investing and financing activities:
(Gain)/loss on disposal of vessels and other assets, net	(3,073)	11
Cash distributions from affiliated companies	2,250	2,825
Payments for drydocking	(17,570)	(8,594)
Insurance claims proceeds related to vessel operations	954	528
Changes in operating assets and liabilities	(15,457)	(16,393)
Net cash used in by operating activities	(19,781)	(21,006)
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(37,989)	(3,281)
Proceeds from disposal of vessels and other property, net	24,257	(11)
Expenditures for other property	(390)	(179)
Investments in and advances to affiliated companies, net	(527)	54
Net cash provided by investing activities	(14,649)	(3,417)
Cash Flows from Financing Activities:
Extinguishment of debt	(10,981)	—
Payments on debt	(35,284)	(15,371)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	20,401	—
Payments on sale and leaseback financing	(9,085)	—
Borrowings on revolving credit facilities	50,000	—
Cash payments on derivatives containing other-than-insignificant financing element	—	(1,312)
Cash dividends paid	(2,980)	(1,681)
Cash paid to tax authority upon vesting of stock-based compensation	(970)	(489)
Net cash provided by/(used in) financing activities	11,101	(18,853)
Net decrease in cash, cash equivalents and restricted cash	(23,329)	(43,276)
Cash, cash equivalents and restricted cash at beginning of year	98,933	215,677
Cash, cash equivalents and restricted cash at end of period	$75,604	$172,401

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2022 and the comparable period of 2021. Revenue days in the quarter ended March 31, 2022 totaled 6,645 compared with 2,809 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $661 and $620 per day for the three months ended March 31, 2022 and 2021, respectively.

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$12,269	$45,179		$15,721	$47,438
Number of Revenue Days	801	35	836	759	155	914
Suezmax
Average TCE Rate	$13,610	$26,618		$12,215	$-
Number of Revenue Days	1,060	90	1,150	180	-	180
Aframax
Average TCE Rate	$13,216	$-		$11,665	$-
Number of Revenue Days	307	-	307	270	-	270
Panamax
Average TCE Rate	$20,551	$-		$14,172	$10,688
Number of Revenue Days	70	-	70	90	516	606
Total Crude Tankers Revenue Days	2,238	125	2,363	1,299	671	1,970
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$17,145		$-	$17,780
Number of Revenue Days	-	90	90	-	90	90
Panamax (LR1)
Average TCE Rate	$20,300	$-		$12,860	$-
Number of Revenue Days	678	-	678	374	-	374
MR
Average TCE Rate	$14,030	$15,119		$7,449	$-
Number of Revenue Days	3,115	56	3,171	375	-	375
Handy
Average TCE Rate	$12,251	$-		$-	$-
Number of Revenue Days	343	-	343	-	-	-
Total Product Carriers Revenue Days	4,136	146	4,282	749	90	839
Total Revenue Days	6,374	271	6,645	2,048	761	2,809

Revenue days in the above tables exclude days for which recoveries were recorded under the Company’s loss of hire insurance policies.

During the 2022 and 2021 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of March 31, 2022, INSW’s fleet totaled 87 vessels, including three newbuilds and 84 operating vessels, of which 68 were owned, 14 were chartered in, and two FSOs were held through joint ventures.

	Vessels Owned		Vessels Chartered-in(1)		Total at March 31, 2022
Vessel Fleet and Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC	4	4	6	6	10	10	3,012,171
Suezmax	13	13	-	-	13	13	2,061,971
Aframax	1	1	3	3	4	4	452,375
Panamax	2	2	-	-	2	2	139,100
Crude Tankers	20	20	9	9	29	29	5,665,617

LR2	-	-	1	1	1	1	112,691
LR1	6	6	2	2	8	8	595,134
MR	38	38	2	2	40	40	2,008,245
Handy	4	4	-	-	4	4	148,696
Product Carriers	48	48	5	5	53	53	2,864,766

FSO	2	1	-	-	2	1	864,046
JV Vessels	2	1	0	0	2	1	864,046

Total Operating Fleet	70	69	14	14	84	83	9,394,429

Newbuild Fleet
VLCC	3	3	-	-	3	3	900,000

Total Newbuild Fleet	3	3	-	-	3	3	900,000

Total Operating and Newbuild Fleet	73	72	14	14	87	86	10,294,429

(1) Includes both bareboat charters and time charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2022	2021
Net loss	$(13,001)	$(13,365)
Income tax provision	4	-
Interest expense	12,740	7,280
Depreciation and amortization	27,000	16,754
EBITDA	26,743	10,669
Amortization of time charter contracts acquired	340	-
Third-party debt modification fees	187	-
(Gain)/loss on disposal of vessels and other property, including impairments	(1,376)	11
Write-off of deferred financing costs	133	-
Adjusted EBITDA	$26,027	$10,680

(B) Cash

	March 31,	December 31,
($ in thousands)	2022	2021
Cash and cash equivalents	$74,553	$97,883
Restricted cash	1,051	1,050
Total Cash	$75,604	$98,933

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2022	2021
Time charter equivalent revenues	$97,975	$45,169
Add: Voyage expenses	3,507	1,587
Shipping revenues	$101,482	$46,756